Exhibit 10.1

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Option Agreement”) made as of the 5th day of January, 2018 between OneClick International, LLC, a Florida limited liability company (“Company”), and Delavaco Partners Inc., a corporation organized under the laws of Ontario (“Grantor”) (each individually a "Party" and collectively the "Parties").

WHEREAS, on April 28, 2017 (the “Unitron Closing Date”), Grantor purchased certain assets, as set forth in Exhibit A attached hereto (the “Unitron Assets”) from Comercializadora Unitron del Caribe S.A., Elias Benzaquen and Manuel Culebras (collectively, the “Unitron Sellers”) pursuant to the terms of an asset purchase agreement, dated as of February 23, 2017 and amended on March 20, 2017 (the “APA”) in exchange for an aggregate purchase price of $4,650,000 (the “Unitron Purchase Price”); and

WHEREAS, upon execution of the APA, certain third-party investors advanced $200,000 of the Unitron Purchase Price to the Unitron Sellers on behalf of Grantor in exchange for promissory notes due on April 30, 2019 (the “$200,000 Notes”); and

WHEREAS, on the Unitron Closing Date, the Company paid to Grantor $2,050,000 of the Unitron Purchase Price to the Unitron Sellers on behalfof Grantor (the "Company Payable"); and

WHEREAS, a total of $2,400,000 of the Unitron Purchase Price remained outstanding, which, upon mutual agreement of the relevant parties, was adjusted to $2,318,000 (the “Unitron Purchase Price Balance” and, together with the $200,000 Notes, the “Unitron Payables”); and

WHEREAS, on October 1, 2017, the Company was acquired by Cooltech Holding Corp., a Nevada corporation (“Cooltech”); and

WHEREAS, Cooltech entered into an agreement and plan of merger with InfoSonics Corporation, a Maryland corporation (“InfoSonics”) and InfoSonics’ wholly-owned subsidiary on July 25, 2017, as amended September 14, 2017 (the “Merger Agreement”), pursuant to which InfoSonics shall acquire Cooltech and its subsidiaries, including the Company and this Option Agreement (the "Merger"); and

WHEREAS, pursuant to the Merger Agreement, upon consummation of the Merger, Cooltech’s shareholders shall receive 9.375,000 shares of InfoSonics’ common stock (including securities convertible into common stock) and upon exercise of this Option Agreement, Cooltech’s shareholders shall receive 3,125,000 shares of InfoSonics’ common stock (including securities convertible into common stock), provided all necessary approvals have been obtained; and

WHEREAS, Grantor desires to grant to the Company and the Company desires to obtain from Grantor, an option to acquire the Unitron Assets from Grantor, in in accordance with the terms and conditions set forth herein (the “Transaction”); and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.The Option; Option Consideration. Grantor hereby grants to Company, as of the Grant Date, the sole, exclusive and irrevocable right and option (the "Option"), exercisable in the manner contained in Section 2 herein, to acquire the Unitron Assets free and clear of any mortgage, pledge, lien, charge, security interest, claim or encumbrance of any kind ("Encumbrance"). In consideration for the granting of this Option by the Grantor to the Company, the Company shall pay to Grantor consideration equal to Ten Dollars ($10.00).

2.Option Term; Exercise; Payment. This Option shall be exercisable during the period of time beginning on the closing date of the Merger (the "Grant Date") and ending on the twelve (12) month anniversary of the Grant Date (the "Expiration Date", and such period of time between the Grant Date and the Expiration Date, the "Option Period"), unless sooner terminated in accordance with the terms herein. The Expiration Date may be extended for an additional period of up to twelve (12) months with the written consent of the Parties. Upon exercise of this Option during the Option Period, in accordance with Section 7 below, the Company shall pay the Grantor, in consideration for the transfer of the Unitron Assets to the Company, an aggregate sum of Four Million Five Hundred Sixty Eight Thousand ($4,568,000), subject to adjustment as set forth herein (the "Purchase Price"), in the form of: (i) cancellation of the Company Payable, which represents $2,050,000; and (ii) the assumption of the Unitron Payables, which represents the $200,000 Notes and the Unitron Purchase Price Balance. Notwithstanding the foregoing, the Purchase Price may be reduced proportionally in the event the balance of the Unitron Payables is offset during the Option Period through (i) payment by Grantor to the Unitron Sellers of any net profits generated by the Unitron Assets and (ii) payment by the Company directly to the Unitron Sellers on behalf of Grantor in satisfaction of the Unitron Purchase Price Balance.

3.Representations, Warranties and Covenants of Grantor. Grantor hereby represent and warrant to Company as follows:

(a)Grantor has good, valid, marketable and exclusive right, title and interest in all of the Unitron Assets, free and clear of any Encumbrance.

(b)Upon exercise of the Option, the Grantor shall convey to Company good, valid and marketable title to Unitron Assets, free and clear of any Encumbrance.

(c)Grantor has the requisite power and authority to enter into this Option Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by Grantor in connection with the execution and performance by Grantor of this Option Agreement or the execution and performance by Grantor of any agreements, instruments or other obligations entered into in connection with this Option Agreement. This Option Agreement constitutes the legal, valid and binding obligation of Grantor, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, rehabilitation, insolvency, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

4.Limited Transferability. This Option may be transferred by Company without the prior written consent of Grantor to Cooltech or any affiliate of Cooltech. Any such transferee shall take the transferred option subject to all the terms and conditions of this Option Agreement.

5.Ownership Rights. The holder of this Option shall not have any ownership rights with respect to the Unitron Assets until such person shall have exercised the Option.

6.Manner of Exercising the Option.

(a)In order to exercise this Option, Company (or any other person or persons exercising the Option) must execute and deliver to Grantor a Notice of Exercise in the form attached hereto.

(b)As soon as practical after delivery of the Notice of Exercise, the Parties shall take all actions necessary to consummate the Transaction, including delivery to Company a bill of sale of the Unitron Assets and delivery to Grantor of the Purchase Price.

7.Conditions Precedent to the Exercise of the Option. The Company’s exercise of the Option and the Share Issuance (as described below) is expressly conditioned upon the Company first obtaining InfoSonics’ post-Closing Board of Directors (in addition to any post-Closing Special Committee of the InfoSonics’ Board) approval of the transactions contemplated in the Option, a fairness opinion regarding the Option consideration if required or reasonably necessary, and all regulatory and national securities exchange approvals/consent for the transactions contemplated in the Option, including the Share Issuance.

8.Additional Issuance of Shares. Upon the exercise of this Option, the Company and Cooltech shall cause InfoSonics to issue to Cooltech’s shareholders of record as of the date of the closing of the Merger (the “Cooltech Shareholders”), an aggregate of 3,125,000 shares of InfoSonics’ common stock (or common stock equivalents), which shall be allocated to the Cooltech Shareholders in such manner and in such proportions as set forth in Section 2.03(b) of the Merger Agreement, as amended (the “Share Issuance”).

9.Compliance with Laws and Regulations. The exercise of this Option shall be subject to compliance by Grantor and Company with any and all applicable requirements of law relating thereto.

10.Successors and Assigns. Except to the extent otherwise provided above, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns.

11.Notices. All notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand, commercial courier or facsimile transmission and shall be deemed to have been given or made when delivered, addressed as follows:

If to Grantor, to:

Delavaco Partners Inc.

Attn:

Tel:( )

Fax: ( )

with copies to:

Peter Simeon

or to such other address as Prospect may from time to time designate. If to Company to:

OneClick International, LLC

48 25th NW Street, Suite 107-108

Miami, FL 33127 Attn:Mauricio Diaz

Tel:( )

Fax:( )

or to such other address as Company may from time to time designate.

All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.Applicable Law. This Option Agreement shall be governed by and construed and enforced under the laws of the State of New York without regard to its conflicts of laws provisions.

13.Forum. The parties hereto acknowledge that for the purpose of enforcing the terms of this Option Agreement or entering judgment appropriate jurisdiction and venue shall lie with the lawful Courts of New York located in the County of New York, New York. Each of the parties hereto hereby waives any defense of inconvenient forum in connection with this paragraph.

14.Severability. In the event that any condition, covenant or other provision of this Option Agreement is held to be invalid or void by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Option Agreement and shall in no way affect any other condition, covenant or other provision of this Option Agreement.  If such condition, covenant or other provision is held to be invalid due to its scope or breadth, it is agreed that it shall be deemed to remain valid to the extent permitted by law.

1.

15.Waiver. No breach of any provision of this Option Agreement shall be deemed waived unless it is waived in writing. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Option Agreement.

16.Counterparts. This Option Agreement may be executed in counterparts, and each counterpart shall be considered an original. This Option Agreement shall not be effective in any way as to any of the parties hereto until fully executed by all parties hereto.

17.Entire Agreement. This Option Agreement embodies the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day, month and year first above written.

DELAVACO PARTNERS INC.

By: /s/ Catherine DeFrancesco

Name/Title:  Catherine DeFrancesco, President

ONECLICK INTERNATIONAL, LLC.

By: /s/ Mauricio Diaz

Name/Title:  Mauricio Diaz, CEO

NOTICE OF EXERCISE

We, OneClick International, LLC, hereby notify Grantor that we are electing to exercise our Option to acquire the Unitron Assets.

Pursuant to the terms of the Option Agreement to which this Notice of Exercise is attached (the "Option Agreement"), following delivery of this Exercise Notice to Grantor, OneClick and Grantor shall take all actions necessary and deliver whatever documents may be required to consummate the Transaction pursuant the Option Agreement. Capitalized terms not otherwise defined in this Notice of Exercise shall have the meanings ascribed to them in the Option Agreement.

Date

ONECLICK INTERNATIONAL, LLC

By:

Name:

Title: